Exhibit 99.1

Acer Therapeutics Announces Initiation of its Pivotal Phase 3 DiSCOVER Trial of EDSIVO™ (celiprolol) for the Treatment of Vascular Ehlers-Danlos Syndrome

NEWTON, MA – June 27, 2022 – Acer Therapeutics Inc. (Nasdaq: ACER), a clinical stage pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced the initiation of patient screening in its Phase 3 DiSCOVER (Decentralized Study of Celiprolol on vEDS-related Event Reduction) clinical trial of EDSIVO™ (celiprolol) for the treatment of patients with COL3A1-positive vascular Ehlers-Danlos Syndrome (vEDS).

“With no approved treatments available for vEDS, ongoing clinical evaluation of EDSIVO™ (celiprolol) is an important step that we hope could lead to the first available treatment option for this fatal disorder,” said Adrian Quartel, MD, FFPM, Chief Medical Officer of Acer. “The innovative, decentralized study design will allow for greater access and ease of administration for vEDS patients, mobile nurses, remote clinical research coordinators and investigators. We'd like to thank all the patients, their family members, the advocacy groups and clinicians who have expressed interest in learning more about participating in the study, and look forward to rapidly enrolling the trial.”

The DiSCOVER trial is a prospective, Phase 3, randomized, double-blind, placebo-controlled efficacy trial designed to evaluate EDSIVO™ (celiprolol) in patients with genetically confirmed COL3A1-positive vEDS using a decentralized clinical trial design and an independent adjudication committee. The primary objective of the trial is to determine whether EDSIVO™ (celiprolol) reduces the occurrence of vEDS-related clinical events requiring medical attention, including fatal and non-fatal cardiac or arterial events, uterine rupture, intestinal rupture, and/or unexplained sudden death, relative to placebo as measured by time to event. Acer plans to enroll approximately 150 COL3A1-positive vEDS patients, all in the U.S., randomized 2:1 to receive either EDSIVO™ (celiprolol) or placebo, respectively. Individuals seeking more information on the EDSIVO™ (celiprolol) pivotal clinical trial are invited to visit www.discoverceliprolol.com.

Once the trial is fully enrolled, the duration of the DiSCOVER trial is currently estimated to be up to approximately 3.5 years to completion (based on statistical power calculations and number of primary events), which will require additional capital beyond Q3 2022. One interim analysis (based on number of primary events) is also planned at approximately 24 months after full enrollment.

EDSIVO™ (celiprolol) is an investigational product candidate which has not been approved by the U.S. Food and Drug Administration (FDA). There is no guarantee that this product candidate will receive regulatory authority approval or become commercially available for any indications in the U.S.

About vEDS

Ehlers-Danlos syndrome (EDS) is an autosomal inherited disorder caused by mutations in the genes responsible for the structure, production, or processing of collagen, an important component of the connective tissues in the human body, or proteins that interact with collagen. EDS is a spectrum disorder where patients present with various forms, the most serious of which is vascular Ehlers-Danlos syndrome (vEDS), also known as vEDS type IV, which is generally caused by a mutation in the COL3A1 gene resulting in reduced collagen levels. vEDS causes abnormal fragility in blood vessels, which can give rise to aneurysms, abnormal connections between blood vessels known as arteriovenous fistulas, arterial dissections, and spontaneous vascular ruptures, all of which can be potentially life-threatening. Gastrointestinal and uterine fragility or rupture also commonly occur in vEDS patients. Spontaneous arterial rupture has a peak incidence in the third or fourth decade of life in vEDS patients but may occur earlier and is the most common cause of sudden death in vEDS patients. Arterial rupture or dissection events occur in about 25% of patients before the age of 20 but increase to roughly 90% of patients by age 40. The median survival age of vEDS patients in the U.S. is 51 years, with arterial rupture being the most common cause of sudden death.1 Based on an analysis of diagnosed vEDS patients from the Truven MarketScan® database and U.S. population data, Acer projects the total COL3A1-positive vEDS patient prevalence in the U.S. could be as high as 7,000 patients. Currently, there are no approved pharmacologic therapies anywhere in the world for vEDS.

About EDSIVO™ (celiprolol)

EDSIVO™ (celiprolol) is a new chemical entity (NCE) currently in Phase 3 development for the treatment of COL3A1-positive vEDS patients to potentially reduce the risk of arterial and other hollow organ clinical events. In October 2010, data was published in the Lancet from the BBEST trial designed to assess the preventative effect of celiprolol for major cardiovascular events in patients with vEDS via a multicenter, prospective, randomized, open trial with blinded evaluation of clinical events.2 In addition, data from long-term observational studies of patients treated with celiprolol in France and Sweden were published in the Journal of the American College of Cardiology (JACC) in April 20193 and in the European Journal of Vascular and Endovascular Surgery (EJVES) in November 20204, respectively. Data from these and other publications can be found at www.acertx.com. Acer’s original NDA was submitted based on data obtained from the BBEST trial and accepted for filing in October 2018 with priority review. Following FDA review, Acer received a Complete Response Letter (CRL) in June 2019 stating that it will be necessary to conduct an adequate and well-controlled trial to determine whether EDSIVO™ reduces the risk of clinical events in patients with vEDS. In April 2022, FDA granted celiprolol Breakthrough Therapy designation in the U.S. for the treatment of patients with COL3A1-positive vEDS. In May 2022, Acer reached agreement with FDA under an SPA for its Pivotal Phase 3 clinical trial of EDSIVO™ (celiprolol) for the treatment of patients with COL3A1-positive vEDS, and patient screening was initiated in June 2022. Celiprolol received FDA Orphan Drug Designation for the treatment of vEDS in 2015.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four investigational programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of viruses, including cytomegalovirus, Zika, dengue, Ebola and COVID-19. For more information, visit www.acertx.com.

References

1.	Pepin, et al. Survival is affected by mutation type and molecular mechanism in vascular Ehlers–Danlos syndrome (EDS type IV). Genet Med. 2014 Dec;16(12):881-8.
2.	Ong KT, et al. Effect of celiprolol on prevention of cardiovascular events in vascular Ehlers-Danlos syndrome: a prospective randomised, open, blinded-endpoints trial. Lancet. 2010;376(9751):1476-1484
3.	Frank M, et al. Vascular Ehlers-Danlos Syndrome: Long-Term Observational Study. J Am Coll Cardiol. 2019 Apr, 73 (15) 1948–1957
4.	Björck M, et al. Celiprolol Treatment in Patients with Vascular Ehlers-Danlos Syndrome. European Journal of Vascular and Endovascular Surgery. November 20, 2020.

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release, including statements regarding the objectives, potential results, and duration of the DiSCOVER trial, including with respect to the Company’s plans for patient enrollment, the interim analysis and timing thereof, and the need for additional capital beyond Q3 2022, as well as statements regarding any future regulatory approval or commercial availability of our product candidate EDSIVO™ (celiprolol), are forward-looking statements. Our pipeline products are under investigation and their safety and efficacy have not been established and there is no guarantee that any of our investigational products in development will receive health authority approval or become commercially available for the uses being investigated. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to fund our various product candidate development programs and to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You may access these documents for no charge at http://www.sec.gov.

CORPORATE CONTACT

Acer Therapeutics:

Jim DeNike

Acer Therapeutics Inc.

jdenike@acertx.com

+1-844-902-6100

INVESTOR RELATIONS CONTACT

Acer Therapeutics:

Nick Colangelo

Gilmartin Group

nick@gilmartinIR.com

+1-339-225-1047

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